Exhibit 99.1

NEWS RELEASE

For release October 3, 2005

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES

STOCK BUYBACK ACTIVITIES

SANTA MONICA, California – (October 3, 2005) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that during the quarter ending September 30, 2005, it had repurchased 1,861,010 shares of its common stock at an average cost of $8.72. Anworth’s Board of Directors had previously authorized the repurchase of up to 2,000,000 shares, or approximately 4% of its total shares of common stock outstanding, in open market transactions.

During the same period and through its DRIP plan, the Company issued 648,068 shares of common stock at an average price of $8.88. On August 22, 2005, DRIP Plan participants were notified that beginning in September 2005, the 1% discount on direct stock purchases would be reduced to zero until further notice.

The previously reported total paid-in capital per common share on June 30, 2005 was $547,729,000, or $11.40 per share, based on 48,026,000 shares outstanding at that time.

Giving effect for these activities during the quarter ending September 30, 2005, the total paid-in capital per common share increased to $11.48 per common share.

Anworth’s Board of Directors will meet on October 13, 2005 and declare the third quarter dividend and, afterwards, will provide preliminary information about third quarter operations of the Company and its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493

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